EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 22, 2009
First Quarter 2010 Net Income of $4.8 million is the Second Highest First Quarter Net Income Reported by the Company
Quarterly Comparison Overview:
- Net income was $4.8 million compared to a net loss of $0.4 million

- Net sales declined by 5.9%

- Sales volume in pounds shipped increased by 0.9%

- Net cash provided by operating activities increased by $18.7 million to $24.0 million
Elgin, IL, October 22, 2009 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2010. Net income for the current first quarter was approximately $4.8 million, or $0.45 per share diluted, compared to a net loss of approximately $0.4 million, or $0.04 per share diluted, for the first quarter of fiscal 2009. The net income reported for the current first quarter is the second highest first quarter net income reported by the Company since it became a public company in 1991.
First quarter net sales decreased by approximately $8.0 million, or 5.9%, to approximately $126.8 million in the first quarter of fiscal 2010 from net sales of approximately $134.8 million for the first quarter of fiscal 2009. The decrease in net sales came mainly from price reductions on the sales of walnuts and almonds and a decline in sales volume for pecans due to a smaller 2008 pecan crop. Total pounds shipped to customers in the current first quarter increased by 0.9% in comparison to total pounds shipped to customers in the first quarter of fiscal 2009. Increases in pounds shipped to customers in the consumer, contract packaging and export distribution channels were offset in large part by volume declines in the industrial and food service distribution channels, which occurred primarily as a result of decreased pecan sales and the impact of the current economic environment in these two distribution channels.
-more-

The gross profit margin, as a percentage of net sales, increased from 10.5% for the first quarter of fiscal 2009 to 18.8% for the first quarter of fiscal 2010, and gross profit increased by $9.7 million. Gross profit margins improved on the sales of most major product types mainly due to lower acquisition costs for the primary commodities that we purchase. This was especially the case for products containing peanuts and cashews. The acquisition costs for peanuts and cashews were higher in the first quarter of fiscal 2009 because of temporary supply interruptions that did not recur in the first quarter of fiscal 2010. Similarly, the gross profit margin for the first quarter of fiscal 2009 was impacted negatively by a $3.0 million charge to reduce pecan inventory carrying value to market while no such material write downs were recorded in the first quarter of fiscal 2010. Improvements in manufacturing efficiencies throughout the Company also contributed significantly to the increase in gross profit margin.
Total operating expenses for the first quarter of fiscal 2010 increased to 11.2% of net sales from 9.1% for the first quarter of fiscal 2009 primarily because of increases in compensation and insurance expenses. In addition, the first quarter of fiscal 2009 benefited from a $0.3 million reduction in the estimate of restructuring costs.
Interest expense declined to $1.4 million for the first quarter of fiscal 2010 from $2.1 million for the first quarter of fiscal 2009 as a result of significantly lower total interest bearing debt and lower short-term interest rates. Due to improved cash flow, total interest bearing debt at the end of the current first quarter decreased by $52.7 million, or 41.3%, to $74.8 million in comparison to interest bearing debt at the end of the first quarter of fiscal 2009. Net cash provided by operating activities was $24.0 million for the first quarter of fiscal 2010 compared to $5.3 million for the first quarter of fiscal 2009.
Total inventories on hand at the end of the first quarter of fiscal 2010 decreased by $23.5 million, or 19.1%, in comparison to inventories on hand at the end of the first quarter of fiscal 2009. Pounds of raw nut input stocks increased by 14.9% or 4.5 million pounds for the first quarter of fiscal 2010 versus the same period in the previous year. The weighted average cost per pound of raw nut input stocks decreased by 33.7% as of the end of the first quarter of fiscal 2010 when compared to the same period in the prior year. The pounds of finished goods on hand increased by 3.2%, while the value of finished goods on hand decreased by 18.0% when compared to the value of finished goods on hand at the end of the first quarter of fiscal 2009.
“As a result of lower commodity costs for some of the key nuts that we purchase and improved manufacturing efficiencies throughout the whole Company, the first quarter of fiscal 2010 was one of our best first quarters in respect to profitability and cash flow since we became a public company in 1991,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “For example, improvements in manufacturing efficiencies in comparison to the first quarter of fiscal 2009 led to cost savings of $3.4 million,” Mr. Sanfilippo noted. “The increase in operating expenses in the quarterly comparison primarily resulted from our investment in people by rewarding them for the success that they have achieved and by adding talented and experienced individuals to our management team,” Mr. Sanfilippo stated. “We continue to be successful in managing inventory levels by better coordinating selling and purchasing activities, and this measure led in large part to a considerable increase in operating cash flow and reduction in debt,” Mr. Sanfilippo stated. “As we noted earlier, commodity costs generally have been favorable and have contributed to the
-more-

improvement in our gross profit margin for the last two quarters. We anticipate that these conditions will continue into the second quarter of fiscal 2010. In the second half of fiscal 2010, we expect prices for certain commodities, such as walnuts, cashews and other imported nuts, to increase significantly. These cost increases will likely put some pressure on our gross profit margin in the second half of the fiscal 2010, however, the impact of these cost increases will be offset in part by lower pecan acquisition costs,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) uncertainties and other matters regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest stockholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration and uncertainty in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
-more-

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	(Unaudited)
	September 24,	September 25,
	2009	2008

Net sales	$126,812	$134,824
Cost of sales	102,938	120,640

Gross profit	23,874	14,184

Selling expenses	8,723	7,983
Administrative expenses	5,441	4,613
Restructuring expenses	—	(332)

Total operating expenses	14,164	12,264

Income from operations	9,710	1,920

Other (expense):
Interest expense	(1,447)	(2,143)
Rental and miscellaneous (expense), net	(416)	(194)

	(1,863)	(2,337)

Income (loss) before income taxes	7,847	(417)
Income tax expense (benefit)	3,081	(33)

Net income (loss)	$4,766	($384)

Basic and diluted earnings (loss) per share	$0.45	($0.04)

Weighted average shares outstanding
— basic	10,621,842	10,614,125

— diluted	10,664,725	10,614,125

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 24,	June 25,	September 25,
	2009	2009	2008

ASSETS

CURRENT ASSETS:
Cash	$1,011	$863	$674
Accounts receivable, net	35,399	34,760	42,732
Inventories	99,464	106,289	122,982
Income taxes receivable	—	—	59
Deferred income taxes	4,182	4,108	2,396
Prepaid expenses and other current assets	1,766	1,784	1,368
Assets held for sale	—	—	5,569

	141,822	147,804	175,780

PROPERTIES, NET	165,084	166,345	166,359
OTHER ASSETS	8,241	8,550	9,306

	$315,147	$322,699	$351,445

	September 24,	June 25,	September 25,
	2009	2009	2008

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$15,004	$33,232	$63,836
Current maturities of long-term debt	11,549	11,690	12,099
Accounts payable	30,581	23,479	32,978
Book overdraft	3,078	5,632	4,969
Accrued expenses	19,821	21,021	16,354
Income taxes payable	960	49	—

	80,993	95,103	130,236

LONG-TERM LIABILITIES:
Long-term debt	48,285	49,016	51,634
Retirement plan	8,113	8,095	8,186
Deferred income taxes	5,881	3,634	2,396
Other	1,322	1,352	1,442

	63,601	62,097	63,658

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	101,305	101,119	100,865
Retained earnings	72,943	68,177	60,874
Accumulated other comprehensive loss	(2,598)	(2,700)	(3,091)
Treasury stock	(1,204)	(1,204)	(1,204)

	170,553	165,499	157,551

	$315,147	$322,699	$351,445